                                                 Exhibit 23









                           AUDITOR'S CONSENT



The Board of Directors
Mahaska Investment Company

We consent to incorporation by reference in the Registration Statement on Form S-8 of Mahaska Investment Company of our report dated January 31, 1997 relating to the consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 which report appears in the December 31, 1996 annual report on Form 10-K of Mahaska Investment Company.


                                      /S/ KPMG Peat Marwick LLP

                                          KPMG Peat Marwick LLP



Des Moines, Iowa
March 25, 1998